Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into on January 2, 2025 (the “Execution Date”), by and between Intelligent Protection Management Corp. (f/k/a Paltalk, Inc.), a Delaware corporation (the “Company”), and Adam Zalko (“Executive”).

RECITALS

Whereas, the Company and Executive (collectively the “Parties” and each individually a “Party”) desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of Executive; and

Whereas, the Company hereby employs Executive, and Executive hereby accepts employment with the Company, for the period and upon the terms and conditions contained in this Agreement.

Now, Therefore, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. Incorporation of Recitals; Agreement to Employ. The above recitals are hereby incorporated into this Agreement as if fully set forth herein. The Parties desire to enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company. The Parties acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone concerning any offer of employment by the Company, and this Agreement comprises the complete agreement between the Parties concerning Executive’s employment by the Company.

2. Term of Agreement. This Agreement shall be binding upon and enforceable against the Parties immediately when both Parties execute this Agreement. This Agreement’s stated term and the employment relationship created hereunder will begin on the Execution Date and will remain in effect for one (1) year, unless earlier terminated in accordance with Section 9 (the “Initial Employment Term”). This Agreement shall be automatically renewed for successive one (1) year terms after the Initial Employment Term (each a “Renewal Term”), unless terminated by either Party upon written notice to the other Party given at least ninety (90) days before the end of the Initial Employment Term or any Renewal Term, as applicable, or unless earlier terminated in accordance with Section 9. The period during which Executive is employed under this Agreement (including the Initial Employment Term and any Renewal Term(s)) will be referred to as the “Employment Period.”

3. Surviving Agreement Provisions. Notwithstanding any provision of this Agreement to the contrary, the Parties’ respective rights and obligations under Sections 6 through 12 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

4. Services to be Provided by Executive.

(a) Position and Responsibilities. Executive’s services hereunder will commence as of the Execution Date. Subject to this Agreement’s terms, Executive agrees to serve the Company as its Chief Operating Officer. Executive shall have the duties and privileges customarily associated with executives occupying the roles of Chief Operating Officer, and Executive shall perform all reasonable acts customarily associated with such roles, or necessary and/or desirable to protect and advance the best interests of the Company. Executive will report to the Company’s Chief Executive Officer. Executive agrees to devote substantially all his business time to the business of the Company (except as provided below).

(b) Executive’s Employment Representations. Executive agrees that he (i) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations) without the prior written consent of the Company’s Board of Directors (the “Board”) (which consent will not be unreasonably withheld); (ii) will serve as an executive of the Company; and (iii) shall not, directly or indirectly, have any interest in, or perform any services for, any business competing with or similar in nature to the Company’s business as set forth in Section 7. Executive further represents to the Company that (A) he is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject by entering into this Agreement or providing services under this Agreement’s terms; (B) Executive is under no contractual, legal, or fiduciary obligation or burden that he will allow to interfere with Executive’s ability to perform services under this Agreement’s terms; and (C) he has no bankruptcies, convictions, disputes with regulatory agencies, or other disclosable or disqualifying events that would impact the Company or its ability to conduct securities offerings. Notwithstanding anything to the contrary herein, nothing shall prevent or restrict Executive’s ownership of, serving as a board member or a trustee for, or providing services (in any capacity) to, any entity (or derivative thereof) for which he currently has an equity interest and provides such services, provided that such activities: (1) do not reasonably interfere with his provision of services to the Company and (2) such entities are not competing businesses with the Company as set forth in Section 7.

5. Compensation for Services. As compensation for the services Executive will perform under this Agreement, the Company will pay Executive during the Employment Period, and Executive shall accept as full compensation, the following:

(a) Base Salary. Executive shall receive an annualized base salary (“Base Salary”) of Two Hundred Sixty-Five Thousand Dollars (US $265,000), commencing as of the Execution Date (and retroactive to January 1, 2025), prorated for any partial years of employment with the Company. Commencing on January 1, 2026, provided that Executive is still employed in good standing with the Company, Executive shall receive an annualized Base Salary of Two Hundred Eighty Thousand Dollars (US $280,000), prorated for any partial years of employment with the Company. Additionally, the Board will review Executive’s Base Salary at least annually during the Employment Period, and, in the sole discretion of the Board, may increase (but not decrease) such Base Salary from time to time, but shall not be obligated to effectuate such an increase. Executive’s compensation shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the Company’s normal payroll procedures.

(b) Bonus Compensation. Annual incentive bonuses awarded to Executive for any calendar year during the Employment Period shall be determined by the Board, based on criteria to be established jointly by the Board and Executive and communicated to Executive in writing. Each such annual incentive bonus, if any, shall be payable during the annual review period (generally January or February) in the calendar year following the calendar year to which the annual incentive bonus relates, provided Executive is employed by the Company on such payment date.

(c) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks paid vacation annually. Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company. Upon the termination of Executive’s employment, for any reason, Executive will forfeit any accrued but unused vacation, resulting in no accrued, unused vacation being paid to Executive.

(d) Other Benefits and Perquisites. Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally and for the Company’s executive employees. The Company shall be entitled to change or terminate these plans in its sole discretion at any time. Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Employment Period, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit. Executive will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

(e) Withholdings and Deductions. The compensation described in this Section 5 is subject to all legally required and authorized withholdings and deductions.

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6. Confidential Information.

(a) Confidential Information. Executive acknowledges and agrees that during Executive’s engagement with the Company, whether as an owner, employee, or otherwise, the Company has provided and shall continue to provide Executive with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”) and shall place Executive in a position to develop and have ongoing access to Confidential Information of the Company, shall entrust Executive with business opportunities of the Company, and shall place, and has placed, Executive in a position to develop business goodwill on behalf of the Company. For purposes of this Agreement, all references to “the Company” include any predecessor thereto and Confidential Information includes, but is not limited to:

i.	Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others during the period of Executive’s engagement with the Company, whether as an owner, employee, or otherwise;

ii.	All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others while Executive is employed or otherwise engaged by, or owns an ownership interest in, the Company (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s business, trade secrets, products or services;

iii.	Customer lists and prospect lists developed by the Company or Executive;

iv.	Information regarding the Company’s customers which Executive acquired as a result of Executive’s engagement with the Company, whether as an owner, employee, or otherwise, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

v.	Information related to the Company’s business, including but not limited to, marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

vi.	Training materials developed by and utilized by the Company; and

vii.	Any other information that Executive acquired as a result of Executive’s engagement with the Company, whether as an owner, employee, or otherwise, and which Executive has a reasonable basis to believe the Company would not want disclosed to a business competitor or to the general public, regardless of whether Executive received or had possession of the information before or after the Execution Date and including, without limitation, trade secrets.

Executive understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be harmed if the Confidential Information were disclosed.

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The Company hereby notifies Executive in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Company further notifies Executive that if Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

Nothing in this Agreement shall prohibit either Party from disclosing factual information relating to any future claim of discrimination to law enforcement, the equal employment opportunity commission, the state division of human rights, the attorney general, a local commission on human rights, or an attorney retained by the Party.

(b) Disclosure of Confidential Information. Executive agrees that he shall hold all Confidential Information in trust for the Company and shall not during or after his employment terminates for any reason: (i) use the information for any purpose other than the benefit of the Company; or (ii) disclose to any person or entity any Confidential Information of the Company except as necessary during Executive’s employment with the Company to perform services on behalf of the Company. Executive shall also take reasonable steps to safeguard such Confidential Information and to prevent its disclosure to unauthorized persons.

(c) Return of Information. Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, any other documents or information that Executive acquired as a result of his employment with the Company and any copies of any such documents/information. Executive shall not retain any originals or copies of any documents or materials related to the Company’s business, which Executive came into possession of or created as a result of his employment with the Company. Executive acknowledges that such information, documents and materials are the exclusive property of the Company. In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the Company in Executive’s possession.

7. Restrictive Covenants. In consideration for the Company’s promise to provide Confidential Information to Executive, the substantial economic investment made by the Company in the Confidential Information, trade secrets and goodwill of the Company (including, without limitation, customer relationships), and the business opportunities disclosed or entrusted to Executive, the compensation and other benefits provided by the Company to Executive, and the Company’s employment of Executive pursuant to this Agreement, and to protect the Confidential Information, trade secrets and Company goodwill (including, without limitation, customer relationships), Executive agrees to enter into the following restrictive covenants.

(a) Non-Competition. Executive agrees that, during the Employment Period and during the Non-Competition Period (defined below), other than in connection with his duties under this Agreement, he shall not, without the prior written consent of the Board, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, or consult for any person or entity engaged, or preparing to engage, in the Business (defined below) or any portion thereof within the Restricted Area (defined below). Notwithstanding the foregoing, Executive shall be permitted during the Employment Period to own, directly or indirectly, solely as an investment, securities of any organization or entity that are traded on any national securities exchange or the over-the-counter market if Executive is not the controlling shareholder or a member of a group that controls such organization or entity, and directly or indirectly, does not own three percent (3%) or more of any class of securities of such organization or entity.

For purposes of this Agreement, the following definitions shall apply:

i.	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

ii.	“Business” means the business in which the Company is actually engaged or has taken material steps to engage in as of the date Executive’s employment with the Company terminates for any reason.

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iii.	“Company” means Intelligent Protection Management Corp. (f/k/a Paltalk, Inc.) and any current or future Affiliates.

iv.	“Non-Competition Period” means: (i) a period of twenty-four (24) months immediately following the date of Executive’s termination from employment for any reason; and (ii) a period of twelve (12) months immediately following the date of Executive’s termination from employment for any reason.

v.	“Non-Solicitation Period” means: (i) a period of twenty-four (24) months immediately following the date of Executive’s termination from employment for any reason; and (ii) a period of twelve (12) months immediately following the date of Executive’s termination from employment for any reason.

vi.	“Person” shall have the meaning given in Section 7701(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”). Person shall include more than one Person acting as a group as defined by the Treasury Regulations issued under Section 409A of the Code.

vii.	“Restricted Area” means, because the Company’s business is nationwide, Executive’s responsibilities are nationwide in scope, and Executive has access to the Confidential Information on a nationwide basis, all States comprising the United States, and any other geographic area in which the Company conducts business and for which Executive has responsibilities during Executive’s employment.

(b) Non-Solicitation. Executive agrees that, during the Employment Period and during the Non-Solicitation Period, other than in connection with his duties under this Agreement and for the benefit of the Company during the Employment Period, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, (i) solicit business from, interfere with, attempt to solicit business with, or do business with any customer of the Company with whom the Company did business or who the Company solicited within the preceding two (2) years, and who or which: (A) Executive contacted, called on, serviced or did business with during Executive’s employment with the Company; (B) Executive learned of solely as a result of Executive’s employment with the Company; or (C) about whom Executive received Confidential Information; (ii) interfere with any relationship between the Company or any of its Affiliates and any supplier, provided that Executive has knowledge that such supplier is a supplier of the Company or any of its Affiliates; or (iii) solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months. The Parties acknowledge and agree that, for purposes of this Agreement, the term “customer” in this Section 7(b) does not include actual or potential consumers or users of the Company’s applications. The restriction in this Section 7(b) applies only to solicitation for, interference on behalf of, attempts to solicit business for, or doing business with a business that is competitive with any portion of the Business (as defined above) of the Company or any Affiliate thereof.

(c) Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company and its Affiliates which were obtained through great costs, time and effort. Therefore, Executive agrees that during his employment and at all times after the termination of his employment for any reason, Executive shall not in any way, directly or indirectly, publicly disparage, libel or defame the Company, its beneficial owners or its Affiliates, or any of either the Company’s or any of its Affiliates’ respective businesses or business practices, products services, employees, or contractors.

(d) Tolling. If Executive violates any of the restrictions contained in Section 7(a) or Section 7(b), the Non-Competition Period and/or the Non-Solicitation Period, as applicable, shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the reasonable satisfaction of the Company.

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(e) Remedies. Executive acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement, in view of the nature of the Company’s business, trade secrets, the Confidential Information and business goodwill (including, without limitation, customer relationships) and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Sections 6 or 7 of this Agreement would result in irreparable injury to the Company. In the event of a breach by Executive of Sections 6 or 7 of this Agreement, then the Company shall be entitled to (i) a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and/or (ii) recover attorneys’ and witness fees, expenses and costs the Company incurs in such action. Further, if the Company prevails in any action brought by Executive (or anyone acting on his behalf) seeking to declare any term in Sections 6 or 7 void or unenforceable or subject to reduction or modification, then the Company shall be entitled to recover attorneys’ and witness fees, expenses and costs the Company incurs in such action.

(f) Reformation. The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable. Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its businesses, trade secrets, Confidential Information and the goodwill (including, without limitation, customer relationships) thereof. Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company.

8. Trading Restrictions. Executive will be subject to trading and sales volume limitations in accordance with (a) applicable law, including Rule 144 under the Securities Act of 1933, as amended; and (b) such written insider trading policies as the Board may adopt and promulgate for Company employees generally.

9. Termination of Agreement. The employment relationship between Executive and the Company created under this Agreement and the Employment Period shall terminate upon the occurrence of any one of the following events:

(a) Death or Permanent Disability. Executive’s employment hereunder shall be terminated effective on the death or permanent disability of Executive. For this purpose, “permanent disability” shall mean that Executive, (i) in the opinion of a physician, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, (iii) is determined to be totally disabled by the Social Security Administration, or (iv) is determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of (i) or (ii) above.

(b) Termination for Cause. The Company shall have the option to terminate Executive’s employment, effective upon written notice of such termination to Executive, for Cause as the Company determines. Under this Agreement, termination for “Cause” means the Company’s termination of Executive’s employment upon the occurrence of any of the following events:

i.	Any act of fraud, misappropriation or embezzlement by Executive regarding any aspect of the Company’s or any of its Affiliates’ businesses;

ii.	The material breach by Executive of any Agreement provision and the failure of Executive to cure the same in all material respects within thirty (30) days after written notice thereof from the Board;

iii.	The conviction of Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude;

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iv.	The intentional and material breach by Executive of any non-disclosure or non-competition/non-solicitation/non-interference provision of any agreement to which Executive and the Company or any of its current or future Affiliates are parties;

v.	The substantial failure by Executive to perform in all material respects his duties and responsibilities (other than as a result of death or permanent disability) and the failure of Executive to cure the same in all material respects within thirty (30) days after written notice thereof from the Board;

vi.	The failure or refusal of Executive to follow the lawful directives of the Board, which, if curable, Executive fails or refuses to cure within thirty (30) days after written demand is delivered;

vii.	Willful conduct by Executive that is materially injurious to the Company or any of its Affiliates;

viii.	Acceptance of employment with any employer other than the Company except upon written permission of the Board; or

ix.	The breach by Executive of any of his fiduciary duties to the Company.

Prior to any termination for Cause, the Company shall give Executive an opportunity to appear before the Board (with personal counsel, if Executive so chooses) in order to be heard on the matter. The Company shall provide Executive with a written notice of termination, which can be provided on the date of termination. In the event Executive’s employment is terminated for Cause under this Agreement, Executive shall be entitled to the compensation provided in Section 10(a) below.

(c) Termination by the Company without Cause. The Company may terminate Executive’s employment without Cause at any time upon thirty (30) days’ written notice to Executive, during which period Executive shall not be required to perform any services for the Company other than to assist the Company in training his successor and generally preparing for an orderly transition; provided, however, that Executive shall be entitled to compensation upon such termination as provided in Sections 10(a) and (b) below.

(d) Termination by Executive for Good Reason. Executive may terminate his employment at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without Executive’s prior written consent: (i) Executive’s being required to regularly report to a regular place of employment outside New York, New York; (ii) the Company’s material breach of any of the terms and conditions of this Agreement; or (iii) a detrimental and material change in Executive’s title, compensation, duties, or responsibilities; provided, however, that within ninety (90) days following Executive’s learning of such Good Reason, (A) the Company shall be given written notice of Executive’s intent to terminate his employment under this paragraph, and (B) the Company shall have thirty (30) days from receipt of such written notice to cure any such breach, requirement to regularly report, or change to the reasonable satisfaction of Executive. Upon such termination for Good Reason, Executive shall be entitled to compensation as provided in Sections 10(a) and (b) below.

(e) Termination by Executive Other Than for Good Reason. Executive may terminate his employment other than for Good Reason at any time upon forty-five (45) days’ written notice to the Company. Upon termination of this Agreement, the Company shall have no obligation to Executive other than as set forth in Section 10(a).

(f) Separation from Service. For purposes of this Agreement, including, without limitation, Sections 10 and 11, any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Code, and the Treasury Regulations and other guidance issued thereunder.

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10. Compensation Upon Termination. Upon the termination of Executive’s employment under this Agreement before the expiration of the end of the stated term in this Agreement, Executive shall be entitled to the following:

(a) Compensation Upon Termination for Any Reason. Upon termination of Executive’s employment during the Employment Period before the expiration of the end of the stated term hereof for any reason or upon expiration of the stated term, Executive shall be entitled to the following within thirty (30) days of such termination:

i.	Accrued Base Salary. The Base Salary earned by him before the effective date of termination as provided in Section 5(a) that is unpaid (including salary payable during any applicable notice period), prorated on the basis of the number of full days of service rendered by Executive during the salary payment period to the effective date of termination; and

ii.	Unreimbursed Business Expenses; Company Benefit Plans. Any unreimbursed reasonable business expenses and any amounts to which Executive is entitled to under the Company’s benefit plans in accordance with their terms.

(b) Additional Compensation and Benefits Upon Non-Renewal by the Company or Upon Termination by the Company Without Cause or by Executive for Good Reason. If, at any time, (i) the Company elects not to renew this Agreement for any Renewal Term and Executive’s employment terminates as a result of such non-renewal, (ii) the Company terminates Executive’s employment without Cause (as defined in Section 9(b) above), or (iii) Executive terminates his employment for Good Reason (as defined in Section 9(d) above), then the Company shall, subject to Executive’s execution of a general release of claims in favor of the Company and subject to Executive’s compliance with Section 6 and Section 7, provide to Executive, in addition to the amounts set forth in Section 10(a) above, an amount equal to one (1) times the Executive’s then-current annualized Base Salary, less the amount of all compensation paid to Executive during the then-current term of this Agreement; provided, however, that in no event shall such payment equal less than four (4) months of the Executive’s then-current annualized Base Salary. Such payment shall be payable in equal installments over the balance of the then-current term of this Agreement, payable in accordance with the Company’s regularly scheduled payroll and commencing on the Company’s first regular payroll date that is five (5) days after the release of claims provided by Executive has become effective and binding upon Executive, provided, that, if the maximum forty-five (45) day consideration period and revocation period described in Section 10(d) spans two (2) tax years, then the payments shall commence in the second tax year. Additionally, if Executive is eligible and timely elects to continue his health insurance coverage pursuant to the COBRA statute, and subject to Executive’s execution of the release of claims referred to above, the Company will continue to pay its portion of Executive’s monthly health insurance premiums for the earlier of (A) the remainder of the then-current Term of this Agreement, or (B) the date Executive’s coverage under such group health plans terminates for any reason; provided that the Company’s payment of such premiums shall be limited to the same proportion of the cost of coverage under the Company’s group health plans as the Company pays on behalf of its employees generally (the “COBRA Entitlement”).

Executive shall have no obligation to mitigate any severance obligation of the Company under this Agreement by seeking new employment. The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in future employment.

Notwithstanding the foregoing, with respect to any stock options, restricted stock, or other plans or programs in which Executive is participating at the time of termination of his employment, Executive’s rights and benefits under each of these plans, if any, shall be determined in accordance with the terms, conditions, and limitations of the plans and any separate agreement executed by Executive which may then be in effect.

(c) Penalty for Breach of Covenants. For any period of time that Executive is in breach of, or threatens to breach, Section 7, the Company shall not be obligated to pay any payments referenced in Section 10(b) of this Agreement, the Company’s payment obligations referenced in Section 10(b) of this Agreement shall terminate and expire, and the Company shall have no further obligations to Executive from and after the date of such breach or threatened breach. Additionally, the Company may recover any payments previously paid under Section 10(b) of this Agreement for the period of time that Executive was in breach of Section 7, save and except for $100, which $100 the Parties agree is sufficient consideration for the Waiver and Release of Claims referred to in Section 10(d). In addition, the Company shall have all other rights and remedies available under this Agreement, any other agreement, at law, or in equity.

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(d) Release. Payment of any of the amounts described in this Section 10 is conditioned upon Executive’s execution of a Waiver and Release of Claims in the form attached hereto as Exhibit A relating to the period of Executive’s employment with the Company, within the forty-five (45) day period following the end of Executive’s employment and not revoking such Waiver and Release of Claims or any portion of it during any applicable revocation period.

11. Reserved.

12. Other Provisions.

(a) Remedies; Legal Fees. Each of the Parties to this Agreement shall be entitled to enforce his or its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in his or its favor. In any action resulting from a breach of this Agreement, the prevailing Party shall be entitled to recover his or its reasonable attorneys’ fees.

(b) Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Executive in violation of this Section 12(b) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the Parties to this Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment; provided, however, that the Company may freely assign this Agreement, and/or any rights hereunder, to any Affiliate or to any other entity. Further, to the extent applicable, each Affiliate of the Company will be deemed a third-party beneficiary and may enforce the applicable rights and obligations under this Agreement. The Company’s assignees or successors are expressly authorized to enforce the Company’s rights and privileges hereunder, including without limitation the restrictive covenants set forth in Section 6 and Section 7.

(c) Severability and Reformation. The Parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 12(c).

(d) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (or to such subsequent addresses as the Parties may give one another notice of):

If to Executive, at the last address for him on record with the Company. If to the Company:

Intelligent Protection Management Corp.

30 Jericho Executive Plaza

Suite 400E

Jericho, NY 11753

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(e) Further Acts. Whether or not specifically required under the terms of this Agreement, each Party shall execute and deliver such documents and take such further actions as shall be necessary in order for such Party to perform all of his or its obligations specified in this Agreement or reasonably implied from this Agreement’s terms.

(f) Publicity and Advertising. Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six (6) months thereafter. The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used. Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(g) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(h) Venue. The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in Nassau County, New York.

(i) Waiver. A Party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(j) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the Parties concerning the subject matter in this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all Parties to this Agreement. This Agreement will be binding on and inure to the benefit of the Parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts, with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(l) Directors and Officers Insurance/Indemnification. During the Employment Period, the Company shall maintain Executive as an insured party on directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers. Either through its directors and officers insurance policy and pursuant to the terms thereof or, if such insurance is not available, otherwise, the Company will indemnify and hold Executive harmless against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which Executive is a party, or threat thereof, by reason of his being or having been an officer or director of the Company or any Affiliate, to the extent permitted by applicable law; provided, however, that this indemnity shall not apply if Executive is determined by a court of competent jurisdiction (whether it be through a determination issued in a jury trial, arbitration, administrative hearing or trial, or bench trial) to have acted against the interests of the Company with gross negligence, gross misconduct, or gross malfeasance. If such a determination is entered, Executive shall reimburse Company for all amounts Company or its insurer paid under this Section 12(l) concerning such matter or related matters within thirty (30) days of the entry of such determination. Promptly after receipt by Executive of notice of the commencement of any action (including any governmental action) or threat thereof, Executive shall, if a claim covered by this Section 12(l) is to be made or is threatened against Executive, deliver to the Company a written notice of the commencement or threat thereof, and the Company shall have the right to participate in, and, to the extent, the Company so desires to assume the defense thereof with counsel selected by the Company and approved by Executive (whose approval shall not be unreasonably withheld); provided, however, that Executive (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Company, if, and only if, representation of Executive by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between Executive and any other party represented by such counsel in such proceeding. Executive’s failure to deliver written notice to the Company within a reasonable time of the commencement or threat of any action for which Executive seeks indemnification under this Section 12(1), if prejudicial to the Company’s ability to defend such action, shall relieve the Company of any liability to Executive under this Agreement.

Executive Employment Agreement	Page 10

13. Section 409A of the Code

(a) To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death following such separation from service. During any period that payment or payments to Executive are deferred pursuant to the foregoing, Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to the highest rate of interest applicable to six (6) month money market accounts offered by the following institutions: Citibank N.A., Wells Fargo Bank, NA., or Bank of America, on the date of such “separation from service.” Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 13 (together with accrued interest thereon) shall be paid to Executive or Executive’s beneficiary in one lump sum.

(b) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Executive to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

[Signature Page Follows]

Executive Employment Agreement	Page 11

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first indicated above.

THE COMPANY:

INTELLIGENT PROTECTION MANAGEMENT CORP.

/s/ John Silberstein
By:	John Silberstein
Title:	Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE:

/s/ Adam Zalko
Adam Zalko

Signature Page

to Executive Employment Agreement

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS

This Waiver and Release of Claims (“Release”), effective as of the ______________ (the “Effective Date”), is made and entered into by and between Adam Zalko (“Employee”) and Intelligent Protection Management Corp. (f/k/a Paltalk, Inc.), a Delaware corporation (the “Company”). Terms used in this Release with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Executive Employment Agreement made and entered into as of January 2, 2025 by and between the Company and Employee (the “Agreement”).

WHEREAS, Employee and the Company are parties to the Agreement; and

WHEREAS, Section 10 of the Agreement provides that Employee is entitled to certain payments and benefits upon separation from employment under certain circumstances specified in the Agreement if he signs a release agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and adequacy of which are acknowledged, Employee and the Company agree as follows:

1. Global Release. In consideration of the mutual promises contained in the Agreement, including the Company’s promises to pay Employee consideration under Section 10 of the Agreement, which are in addition to anything of value to which Employee is already entitled, Employee, on behalf of himself, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and all of either of their predecessors and all of their respective parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns, including, without limitation, _________________________________ (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Employee has, had, or may have against the Released Parties relating to or arising out of his employment or any terms of the Agreement from the Effective Date and up to and including the date Employee signs this Release. This Release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, creed, disability, religion, military status, family status, marital status, partnership status, domestic violence, stalking and sex offense victim status, arrest and conviction record, predisposing genetic characteristic, alienage or citizenship status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the ADA Amendments Act of 2008, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Fair Labor Standards Act anti-retaliation provisions, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the New York Labor Law, the New York State Civil Rights Law, the New York Workers’ Compensation Law, and the New York City Human Rights Law, all as amended and including all of their respective implementing regulations, any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act (except any employee benefits or employee participation rights as contained in the Agreement), or any other statutory or common law claims related to or arising out of his employment or any terms of the Agreement, from the Effective Date and up to and including the date of this Release’s execution by Employee. Notwithstanding the foregoing, nothing in this Release shall affect or impair: (a) any rights Employee may have to indemnification, including without limitation indemnification for attorneys’ fees, costs and/or expenses, pursuant to applicable statute, certificates of incorporation and by-laws of the Company or any of its Affiliates; (b) any of Employee’s rights arising under the Agreement stated in Section 12 or the applicable section of Section 10; (c) any rights that Employee has as a former employee under the Company’s employee benefit plans (other than any severance plan); or (d) any rights Employee may have that cannot be waived as a matter of law.

Exhibit A

to Executive Employment Agreement

2. No Admission of Liability. Employee understands and agrees that this Release shall not in any way be construed as an admission by the Released Parties of any unlawful or wrongful acts whatsoever against Employee or any other person. The Released Parties specifically disclaim any liability to or wrongful acts against Employee or any other person.

3. Time to Consider Release. Employee is hereby advised in writing by the Company that he should consult an attorney before executing this Release. Employee has a period of up to [twenty-one (21)/forty-five (45)] calendar days after receiving the Release within which to review and consider the provisions of this Release. Employee understands that if he does not sign this Release before the [twenty-one (21)/forty-five (45)] calendar day period expires, this Release offer will be withdrawn automatically.

[Additional information may be inserted if Employee’s employment ends as part of a layoff.]

4. Revocation Period. Employee understands and acknowledges that he has seven (7) calendar days following the execution of this Release to revoke his acceptance of this Release. This Release will not become effective or enforceable, and the payments and benefits described under Section 10 of the Agreement will not become payable, until after this revocation period has expired without his revocation. If Employee does not revoke the Release within the revocation period, the Company will commence the payments and benefits described under Section 10 of the Agreement as stated in Section 10(b) of the Agreement.

5. Confidentiality of Release and Company Information. Employee agrees to keep this Release, its terms, and the amount of payments and benefits related to this Release completely confidential. Employee agrees and understands that he is prohibited from disclosing any terms of this Release to anyone, except that he may disclose the terms of this Release and the amount of the payments and benefits related to this Release to his spouse, attorneys, accountants, and financial advisors or as otherwise required by law. Employee also agrees to continue to abide by the confidentiality provisions of the Agreement.

6. Non-Disparagement and Other Continuing Obligations. Employee agrees to continue to abide by Section 6 (“Confidential Information”) and Section 7 (“Restrictive Covenants”) of the Agreement and any other surviving obligations of Employee as set forth in the Agreement, including, without limitation, Section 3 therein.

7. Agreement to Return Company Property/Documents. Employee understands and agrees that his last day of active work in any Company office or on any Company owned or leased property will be __________________, 20__ (the “Separation Date”). Accordingly, Employee agrees that: (a) he will not take with him, copy, alter, destroy, or delete any files, documents, electronically stored information, or other materials, whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized Company representative; and (b) he will promptly return to the Company all Confidential Information, documents, files, records and tapes, whether written in hardcopy form or electronically stored, that have been in his possession or control regarding the Company, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and all copies of these materials. Employee further agrees that on or before the Separation Date, he will return to the Company immediately all Company property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, Company cellular phones, Company credit cards, data, electronically stored information, lists, correspondence, notes, memos, reports, or other writings prepared by the Company or himself on behalf of the Company without altering any such files or items (e.g., without wiping the cellular phone or computer) before returning them to the Company.

Exhibit A

to Executive Employment Agreement

8. Authorized Use of Trade Secrets/ Confidential Information. Employee acknowledges and agrees that he is bound by Section 6 and Section 7 of the Agreement regardless of the reason for his separation from the Company or any of its Affiliates or any successor or assign. Notwithstanding the foregoing, Employee understands that Employee may disclose proprietary and/ or confidential information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Employee or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order that Employee divulge, disclose or make accessible such information. The Company hereby notifies Employee in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Company further notifies Employee that if Employee files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Nothing in this Release shall prohibit either party from disclosing factual information relating to any future claim of discrimination to law enforcement, the equal employment opportunity commission, the state division of human rights, the attorney general, a local commission on human rights, or an attorney retained by the party.

Nothing in this Release shall prohibit any party or other person from the disclosure of any underlying facts or circumstances of any discrimination, harassment, or retaliation claim or from engaging in any actions protected by New York General Obligations Law § 5-336.

9. Knowing and Voluntary Release. Employee understands that it is his choice whether to enter into this Release and that his decision to do so is voluntary and is made knowingly.

10. No Prior Representations or Inducements. Employee represents and acknowledges that in executing this Release, he did not rely, has not relied, and expressly disavows reliance on any communications, statements, promises, inducements, or representation(s), oral or written, by any of the Released Parties, except as expressly contained in this Release.

11. Choice of Law. This Release shall, in all respects, be interpreted, enforced, and governed under the laws of the State of New York. The parties agree that the language of this Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

12. Severability. The Company and Employee agree that should a court declare or determine that any provision of this Release is illegal or invalid, the validity of the remaining parts, terms or provisions of this Release will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Release.

13. Counterparts. The Company and Employee agree that this Release may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

Please read carefully as this document includes a release of claims, including a release of claims under the
Age Discrimination in Employment Act (ADEA).

{Signature Page Follows}

Exhibit A

to Executive Employment Agreement

IN WITNESS WHEREOF, the Company and Employee hereto evidence their agreement by their signatures.

THE COMPANY:

INTELLIGENT PROTECTION MANAGEMENT CORP.

By:
Title:

EMPLOYEE:

Adam Zalko

Exhibit A

to Executive Employment Agreement